EXHIBIT 99.1

18100 Von Karman Avenue Suite 500 Irvine, CA 92612 949.852.0700

NEWS RELEASE

Contact:    Jennifer Schmidt
Phone:        949.333.1721
Email:        jschmidt@steadfastcmg.com

STEADFAST INCOME REIT ADDS OVER $100 MILLION IN APARTMENTS
WITH YEAR-END ACQUISITIONS
Acquires Properties in Kentucky, Tennessee and Texas

IRVINE, Calif., Jan. 3, 2013 - Steadfast Income REIT, Inc. announced today that it added five apartment communities for an aggregate purchase price of approximately $115 million in the last days of 2012. The properties were acquired in five separate transactions and include properties in Lexington, Louisville and Frankfort, Ky.; Nashville, Tenn.; and Austin, Texas.

“Our December acquisitions capped a banner year for the company,” said Ella Neyland, president of Steadfast. “In 2012 we added 22 properties with over 5,400 apartment homes for $500 million, and expanded into five new Midwestern and Southern states.”

The first in the series of acquisitions was on Dec. 20 when Steadfast purchased Forty57 in Lexington, Ky. for $52.5 million. The 88% occupied property was built in phases between 2008 and 2012 and is one of the premier communities in Lexington. Residents enjoy a mix of spacious one-, two- and three-bedroom apartments and townhomes with a full complement of amenities that include garages, washer/dryer connections and contemporary kitchens with tile floors, wood cabinetry and stone back splashes. Community amenities include a clubhouse with computer café, two resort-style outdoor pools, state of the art fitness and cardio center, a 40-seat movie theatre, a volleyball court and a putting green.

On Dec. 28 Steadfast added a sixth Louisville, Ky. property to its portfolio with the purchase of South Pointe at Valley Farms for $5.275 million. South Pointe is a 26-acre site that includes 32 apartment homes, a clubhouse community building and fully entitled and improved land slated for additional apartment homes. South Pointe is immediately adjacent to another Steadfast property, Valley Farms, which was purchased in Aug. 2012. South Pointe offers a mix of spacious two- and three-bedroom apartment homes that average 1,368 square feet and have in-place rents that average $1,034.

Steadfast also entered two new markets on Dec. 28 with the acquisition of both Keystone Farms and Riverford Crossing for a combined acquisition cost of $38.4 million.

Keystone Farms is a 90-home apartment community located 20 minutes from downtown Nashville, Tenn. The fully occupied property was built in 1998 and consists of six residential buildings with a mix of two- and three-bedroom apartments and townhomes. Units have fully appointed kitchens, washer and dryer connections, walk-in closets, central air conditioning and gas fireplaces.

The Nashville metropolitan area has seen a 21% increase in population since 2000, and was recently ranked by Forbes as one of the fastest growing cities in the United States. Nashville is home to 21 four-year and post-graduate institutions, including Vanderbilt University that is located just 12 miles from Keystone Farms. Nashville continues to be a major tourist city, and is home to the Country Music Hall of Fame. The music industry is responsible for 54,000 jobs with a $6.4 billion economic impact.

Riverford Crossing is in Kentucky's capital city of Frankfort. Constructed in 2011, Riverford Crossing was purchased for $30 million and consists of 300 one- and two-bedroom apartments and townhomes that average 1,029 square feet. Homes feature fully appointed stainless steel kitchens, built-in washers and dryers, walk-in closets, central air conditioning, and many enjoy vaulted ceilings and garages. The 94% occupied property is well located just six miles from downtown Frankfort, and provides convenient commuter access to both Louisville and Lexington.

Last in the series of acquisitions was the 268-unit Montecito in Austin, Texas that was purchased for $19 million on Dec. 31. Montecito was built in 1984 and underwent a $1.78 million upgrade in 2011 that included renovations to buildings, site improvements and interior upgrades such as cherry wood cabinetry and wood plank flooring. The 96% occupied property is located five miles from downtown Austin and the University of Texas. Austin is consistently rated near the top on various lists of best places to live, work or open a business, and has a diverse economy which is anchored by state and federal government, education and health services, professional services and information technology.

“We continue to find acquisitions that fit our business plan to focus on prime locations in secondary markets with signs of vitality in the local economy,” said Neyland. “Our apartment markets generally have above average job growth from expanding local businesses, favorable regulatory climates, convenient access to transportation and capital investments from both private and public sources.”

About Steadfast Income REIT
Steadfast Income REIT is a real estate investment trust that intends to acquire and operate a diverse portfolio of real estate investments focused primarily on the multifamily sector, including stable, income-producing and value-added properties. Steadfast Income REIT is sponsored by Steadfast REIT Investments, LLC, an affiliate of Steadfast Companies, an Orange County, Calif.-based group of affiliated real estate investment companies that acquire, develop and manage real estate in the U.S. and Mexico.

This release contains certain forward-looking statements. Because such statements include risks, uncertainties and contingencies, actual results may differ materially from those expressed or implied by such forward-looking statements and you should not place undue reliance on any such statements. A number of important factors could cause actual results to differ materially from the forward-looking statements contained in this release. Such factors include those described in the Risk Factors sections of Steadfast Income REIT, Inc.'s annual report on Form 10-K and other reports filed with the Securities and Exchange Commission. Forward-looking statements in this document speak only as of the date on which such statements were made, and the company undertakes no obligation to update any such statements that may become untrue because of subsequent events. Such forward-looking statements are subject to the safe harbor protection for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy securities.

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